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                                                                     EXHIBIT 5.1

September 20, 2001


Sequenom, Inc.
3595 John Hopkins Court
San Diego, CA  92121

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Sequenom, Inc., a Delaware corporation (the "Company"), of a Registration Statement on Form S-8 (the "Registration Statement") with the Securities and Exchange Commission covering the registration of 1,379,414 shares (the "Shares") of the Company's Common Stock, $.001 par value (the "Common Stock"), issuable upon the exercise of outstanding options granted pursuant to the Gemini Genomics Company Share Option Plan, International Executive Share Option Plan and Individual Share Option Plans (collectively, the "Plans"). Such options were assumed by the Company in connection with the Transaction Agreement, dated as of May 29, 2001 (the "Transaction Agreement"), by and among the Company and Gemini Genomics PLC.

In connection with this opinion, we have examined and relied upon the Registration Statement and related prospectus, the Plans, the Transaction Agreement, the Company's Second Restated Certificate of Incorporation and Bylaws, as amended, and such other documents, records, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when issued and sold in accordance with the Plans, the Registration Statement and the related prospectus, will be validly issued, fully paid and nonassessable.

We consent to the reference to our firm under the caption "Legal Matters" in the prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

Cooley Godward LLP

By:   /s/ D. Bradley Peck
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      D. Bradley Peck